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                                                                      EXHIBIT 11

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                      Three months ended September 30
                                                            1996            1997
                                                       -------------    -------------
PRIMARY EARNINGS PER SHARE

Common shares outstanding                               13,186,275       13,219,043
Assumed exercise of certain stock options                   21,947          279,070
                                                       -----------      -----------
                                                        13,208,222       13,498,113
                                                       ===========      ===========
                                                       -----------      -----------
Net income (in thousands)                              $       227      $     2,473
                                                       ===========      ===========
                                                       -----------      -----------
Net income per share                                   $      0.02      $      0.18
                                                       ===========      ===========

FULLY DILUTED EARNINGS PER SHARE

Common shares outstanding                               13,186,275       13,219,043
Assumed exercise of certain stock options                   21,947          279,070
Assumed conversion of convertible debentures                    --               --
                                                       -----------      -----------
                                                        13,208,222       13,498,113
                                                       ===========      ===========

Net income (in thousands)                              $       227      $     2,473
Reduction in interest expense following conversion              --               --
                                                       -----------      -----------
Revised net income (in thousands)                      $       227      $     2,473
                                                       ===========      ===========
                                                       -----------      -----------
Fully diluted net income per share                     $      0.02      $      0.18 (1)
                                                       ===========      ===========

(1) Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have increased by 3,450,000 for the three months ended September 30, 1996 and 1997 respectively.

     As a result of reduced interest expense following conversion, the increase to net income would have been $647,000 in 1996 and 1997. These adjustments would have resulted in a fully diluted income (loss) per share of $0.05 and $0.18 for the three months ended September 30, 1996 and 1997, respectively.



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